                                                                  EXHIBIT (b)(1)


CITICORP SECURITIES, INC.                          BANCBOSTON SECURITIES INC.
CITICORP USA, INC.                                 BANKBOSTON, N.A.
399 PARK AVENUE                                    100 FEDERAL STREET
NEW YORK, NEW YORK 10043                           BOSTON, MASSACHUSETTS 02110



                                January 15, 1998


International Technology Corporation
2790 Mosside Blvd.
Monroeville, PA 15146-2792

Attention:  Anthony J. DeLuca
            Chief Executive Officer and President

    $240,000,000 TENDER OFFER FACILITIES AND $425,000,000 MERGER FACILITIES

                               COMMITMENT LETTER

Ladies and Gentlemen:

You have advised us that International Technology Corporation (the "Company" or "you") desires to establish credit facilities in the aggregate principal amount of up to $425,000,000 for the purpose of acquiring the stock of OHM Corporation, an Ohio corporation (the "Target"), in a two-step transaction.

You have indicated that the acquisition of the Target will be made by a cash tender offer by IT-Ohio, Inc., a newly formed, wholly owned subsidiary of the Company ("Acquisition Sub"), for approximately 50.57% or 13.9 million of the outstanding shares of the Target's publicly traded common stock (the "Shares") for a purchase price not to exceed $11.50 per Share or $161,000,000 in the aggregate (the "Tender Offer") followed by a merger of Acquisition Sub into the Target, with the Target being the surviving corporation (the "Merger"). The consideration paid to the existing shareholders of the Target (other than Acquisition Sub) to consummate the Merger will be a combination of cash and shares of common stock of the Company, with the aggregate cash consideration paid in both the Tender Offer and the Merger (including any stock repurchase and payments in respect of the cancellation of stock options and warrants) not to exceed $235,000,000. The directors of each of the Company, Acquisition Sub and the Target have approved, and have executed and delivered, an Agreement and Plan of Merger dated as of January 15, 1998 (the "Merger Agreement").

You have advised us that the Company will need (i) up to $240 million in credit facilities (the "Tender Offer Facilities") at the closing of the Tender Offer in order to consummate the Tender Offer, to refinance certain existing indebtedness of the Company and its subsidiaries, to pay transaction costs and to provide working capital for the Company and its subsidiaries during the period from the consummation of the Tender Offer to the closing of the Merger and (ii) up to $425 million in credit facilities (the "Merger Facilities"; and together with the Tender Offer Facilities, the "Facilities") at the closing of the Merger in order to consummate the Merger, to repay loans outstanding under the Tender Offer Facilities, to refinance certain existing indebtedness of the Target and its subsidiaries, to pay transaction costs and to provide working capital for the Company and its subsidiaries (including the Target) on an ongoing basis.
You have asked Citicorp USA, Inc. ("Citicorp") and BankBoston, N.A. ("BankBoston") to provide you with financing commitments for the entire amount of the Facilities.

Citicorp is pleased to inform you of its commitment to provide 60% the maximum amount of the Facilities and BankBoston is pleased to inform you of its commitment to provide 40% of the maximum amount of the Facilities, in each case subject to the terms and conditions described in this letter and the attached Annex I (collectively, and together with the Fee Letter referred to below, the "Commitment Letter").

CONDITIONS PRECEDENT
--------------------

In addition to the conditions precedent to the initial funding of each of the Tender Offer Facilities and the Merger Facilities contained in the Annex, the commitments of Citicorp and BankBoston hereunder are subject to: (i) the preparation, execution and delivery of mutually acceptable loan documentation, including a credit agreement incorporating substantially the terms and conditions outlined in this Commitment Letter; (ii) the absence of (A) (x) in the case of the Tender Offer Facilities, a Pre-Merger Material Adverse Change (as defined in the Annex), (B) in the case of the Merger Facilities, a Post-Merger Material Adverse Change (as defined in the Annex), and (C) in the case of either the Tender Offer Facilities or the Merger Facilities, any change in loan syndication, financial or capital market conditions generally that, in the judgment of either Citicorp Securities, Inc. ("Citicorp Securities") or BancBoston Securities Inc. ("BSI"), would materially impair syndication of the Facilities; (iii) the accuracy and completeness of all representations that you make to us and all information that you furnish to us and your compliance with the terms of this Commitment Letter; (iv) the payment in full of all fees, expenses and other amounts payable under this Commitment Letter; (v) a closing of the Tender Offer Facilities on or prior to April 1, 1998 and (vi) solely in the case of the commitments for the Merger Facilities, a closing of the Merger Facilities on or prior to the 270th day after the closing of the Tender Offer Facilities.

COMMITMENT TERMINATION
----------------------

Citicorp's and BankBoston's commitments for both the Tender Offer Facilities and the Merger Facilities set forth in this Commitment Letter will terminate on April 1, 1998, unless the Tender Offer Facilities close on or before such date. Prior to such date, this Commitment Letter may be terminated

(i) by you at any time at your option upon payment of all fees, expenses and other amounts then payable under this Commitment Letter or (ii) by either Citicorp or BankBoston if any event occurs or information has become available that, in its judgment, results or is likely to result in the failure to satisfy any condition set forth in the immediately preceding paragraph or in the Annex.

SYNDICATION
-----------

Each of Citicorp and BankBoston reserves the right, prior to or after the execution of definitive documentation with respect to the Facilities, to syndicate all or a portion of its commitment to one or more other financial institutions acceptable to each of them and you that will become parties to such definitive documentation pursuant to a syndication to be managed by Citicorp Securities and BSI (the financial institutions becoming parties to such definitive documentation being collectively referred to herein as the "Lenders"). You understand that Citicorp Securities and BSI intend to commence syndication efforts promptly.

Citicorp Securities and BSI will manage all aspects of the syndication in consultation with you, including the timing of all offers to potential Lenders, the acceptance of commitments, and the determination of the amounts offered and the compensation provided.

You agree to take all action as Citicorp Securities and BSI may reasonably request to assist them in forming a syndicate acceptable to them and you. Your assistance in forming such a syndicate shall include but not be limited to: (i) making senior management and representatives of the Company and the Target available to participate in information meetings with potential Lenders at such times and places as Citicorp Securities and BSI may reasonably request; (ii) using your best efforts to ensure that the syndication efforts benefit from your lending relationships and those of your equity holders; and (iii) providing Citicorp Securities and BSI with all information reasonably deemed necessary by them to successfully complete the syndication (including using your best efforts to obtain a third party review of the cost savings anticipated in connection with the Merger reasonably satisfactory to Citicorp Securities and BSI).

To ensure an orderly and effective syndication of the Facilities, you agree that until the termination of the syndication (as determined by Citicorp Securities and BSI), you will not, and will not permit any of your affiliates to, syndicate or issue, attempt to syndicate or issue, or announce or authorize the announcement of the syndication or issuance of, any debt facility (other than the Facilities) or debt security (including any renewals thereof), without the prior written consent of Citicorp Securities and BSI.

You agree that Citicorp will be the Collateral Agent and Administrative Agent for the Facilities and that BankBoston will be the Documentation Agent for the Facilities and that no additional agents, co-agents or arrangers will be appointed, or other titles conferred, without the consent of Citicorp Securities and BSI. You agree that no Lender will receive any compensation of any kind for its participation in the Facilities, except as expressly provided for in the Fee Letter referred to below and Annex I.

FEES
----

In addition to the fees described in Annex I, you agree to pay the fees set forth in that certain letter between you and us of even date herewith (the "Fee Letter"). The terms of the Fee Letter are an integral part of Citicorp's and BankBoston's commitment hereunder, and constitute part of this Commitment Letter for all purposes hereof. Each of the fees described in the Fee Letter shall be nonrefundable when paid.


INDEMNIFICATION
---------------

You agree to indemnify and hold harmless Citicorp, Citicorp Securities, BankBoston, BSI and each of their affiliates and each of their respective officers, directors, employees, agents, advisors, attorneys and representatives (each, an "Indemnified Party") from and against any and all claims, damages, losses, liabilities and expenses (including, without limitation, fees and disbursements of counsel), joint or several, that may be incurred by or asserted or awarded against any Indemnified Party arising out of or in connection with or relating to any investigation, litigation or proceeding or the preparation of any defense with respect thereto arising out of or in connection with or relating to this Commitment Letter, the Tender Offer, the Merger or the other transactions contemplated hereby, or any use made or proposed to be made with the proceeds of the Facilities, whether or not such investigation, litigation or proceeding is brought by the Company, the Target, any of their respective shareholders or creditors, an Indemnified Party or any other person, or an Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated, except to the extent such claim, damage, loss, liability or expense is found in a final, non-appealable judgment of a court of competent jurisdiction to have resulted from such Indemnified Party's gross negligence or willful misconduct. You further agree that no Indemnified Party shall have any liability (whether direct or indirect, in contract, tort or otherwise) to the Company, the Target or any of their respective shareholders or creditors for or in connection with the transactions contemplated hereby, except to the extent such liability is found in a final, non-appealable judgment of a court of competent jurisdiction to have resulted from such Indemnified Party's gross negligence or willful misconduct. In no event, however, shall any Indemnified Party be liable on any theory of liability for any special, indirect, consequential or punitive damages.

COSTS AND EXPENSES
------------------

In further consideration of the commitments of Citicorp and BankBoston hereunder, and recognizing that in connection herewith Citicorp, Citicorp Securities, BankBoston and BSI are incurring substantial costs and expenses (including, without limitation, fees and disbursements of counsel, filing and recording fees and due diligence, syndication (including printing, distribution and bank meetings), transportation, computer, duplication, messenger, appraisal, audit, insurance and consultant costs and expenses), you hereby agree to pay, or reimburse Citicorp, Citicorp Securities, BankBoston and BSI on demand for, all such costs and expenses (whether incurred before or after the date hereof), regardless of whether any of the transactions contemplated hereby is consummated. You also agree to pay all costs and expenses of Citicorp, Citicorp Securities, BankBoston and BSI (including, without limitation, fees and disbursements of counsel) incurred in connection with the enforcement of any of their rights and remedies hereunder.

CONFIDENTIALITY
---------------

By accepting delivery of this Commitment Letter, you and we agree that this Commitment Letter is for your and our confidential use only and that neither its existence nor the terms hereof will be disclosed by either party to any person other than its officers, directors, employees, accountants and attorneys, and then only on a "need to know" basis in connection with the transactions contemplated hereby and on a confidential basis. Notwithstanding the foregoing, following your acceptance of the provisions hereto and your return of an executed counterpart of this Commitment Letter to us as provided below, either party (i) may make public disclosure of the existence and amount of Citicorp's and BankBoston's commitments hereunder and of Citicorp's identity as Collateral Agent and Administrative Agent and BankBoston's identity as Documentation Agent,
(ii) may file a copy of this Commitment Letter (other than the Fee Letter) in any public record in which it is required by law to be filed and (iii) may make such other public disclosures of the terms and conditions hereto as such party is required by law, in the opinion of its counsel, to make.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY
---------------------------------------------

You represent and warrant that (i) all information (other than financial projections) that has been or will hereafter be made available to Citicorp, Citicorp Securities, BankBoston, BSI, any Lender or any potential Lender by you or any of your representatives in connection with the transactions contemplated hereby is and will be complete and correct in all material respects and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading in light of the circumstances under which such statements were or are made and (ii) all financial projections, if any, that have been or will be prepared by you and made available to Citicorp, Citicorp Securities, BankBoston, BSI, any Lender or any potential Lender have been or will be prepared in good faith based upon reasonable assumptions (it being understood that such projections are subject to significant uncertainties and contingencies, many of which are beyond the Company's control, and that no assurance can be given that the projections will be realized). You agree to supplement the information and projections from time to time so that the representations and warranties contained in this paragraph remain correct in all material respects.

In issuing this Commitment Letter, each of Citicorp, Citicorp Securities, BankBoston and BSI is relying on the accuracy of the information furnished to it by or on behalf of the Company, the Target and their respective affiliates without independent verification thereof.

NO THIRD PARTY RELIANCE, ETC.
----------------------------

The agreements of Citicorp and BankBoston hereunder and of any Lender that issues a commitment to provide financing under the Facility are made solely for the benefit of the Company and may not be relied upon or enforced by any other person. Please note that those matters that are not covered or made clear herein or in Annex I or in the Fee Letter are subject to mutual agreement of the parties. The terms and conditions of this Commitment Letter may be modified only in writing.

You should be aware that Citicorp, BankBoston or one or more of their respective affiliates may be providing financing or other services to parties whose interests may conflict with yours. Be assured, however, that consistent with Citicorp's and BankBoston's longstanding policy to hold in confidence the affairs of their respective customers, none of Citicorp, BankBoston or any of their respective affiliates will furnish confidential information obtained from you to any of their other customers.

GOVERNING LAW
-------------

This Commitment Letter shall be governed by, and construed in accordance with, the laws of the State of New York. This Commitment Letter sets forth the entire agreement between the parties with respect to the matters addressed herein and supersedes all prior communications, written or oral, with respect hereto. This Commitment Letter may be executed in any number of counterparts, each of which, when executed, shall be deemed to be an original and all of which, taken together, shall constitute one and the same Commitment Letter. Delivery of an executed counterpart of the signature page to this Commitment Letter by telecopier shall be as effective as delivery of a manually executed counterpart of this Commitment Letter. Your obligations under the paragraphs captioned "Fees", "Indemnification", "Costs and Expenses" and "Confidentiality" shall survive the expiration or termination of this Commitment Letter.

WAIVER OF JURY TRIAL
--------------------

EACH PARTY HERETO IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS COMMITMENT LETTER OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF CITICORP, CITICORP SECURITIES, BANKBOSTON OR BSI IN THE NEGOTIATION, PERFORMANCE OR ENFORCEMENT HEREOF.

Please indicate your acceptance of the provisions hereof by signing the enclosed copies of this Commitment Letter and the Fee Letter and returning them, together with the fees then payable under the Fee Letter, to (a) Timothy L. Freeman, Managing Director, Citicorp Securities, Inc., 399 Park Avenue, New York, New York 10043 (telecopier: (212) 793-1290) and (b) Lindsay W. McSweeney, Vice President, BankBoston, N.A., 100 Federal Street, Boston, Massachusetts 02110 (telecopier: (617) 434-2160), at or before 5:00 p.m. (New York City time) on January 20, 1998, the time at which this Commitment (if not so accepted prior thereto) will expire. If you elect to deliver this Commitment Letter via telecopier, please arrange for the executed original to follow by next-day courier.

                              Very truly yours,

                              CITICORP SECURITIES, INC.

                              By: /s/ Timothy L. Freeman
                                 ________________________
                                 Title: Managing Director

                              CITICORP USA, INC.

                              By: /s/ Timothy L. Freeman
                                 _________________________
                                 Title: Attorney-in-fact

                              BANKBOSTON, N.A.

                              By: /s/ Lindsay W. McSweeney
                                 _________________________
                                 Title: Vice President

                              BANCBOSTON SECURITIES INC.

                              By: /s/ David Vega
                                 _____________________
                                 Title: Vice President

ACCEPTED this 15th day
of January, 1998

INTERNATIONAL TECHNOLOGY CORPORATION

By: /s/ Anthony J. DeLuca
   ____________________________
   Title: Chief Executive
          Officer and President

                                     Annex
                                     -----

                       TENDER OFFER AND MERGER FACILITIES

                                Summary of Terms
                     and Conditions as of January 15, 1998

This Summary of Terms and Conditions outlines certain terms of the Facilities referred to in the Commitment Letter dated January 15, 1998, addressed to International Technology Corporation (the "Company") from Citicorp Securities,
                                           -------
Inc., Citicorp USA, Inc., BancBoston Securities Inc. and BankBoston, N.A. (the "Commitment Letter"). This Summary of Terms and Conditions is part of and
 -----------------
subject to the Commitment Letter. Certain capitalized terms used herein are defined in the Commitment Letter.

I.   LENDERS, AGENTS AND FEES (APPLICABLE TO ALL FACILITIES)
     -------------------------------------------------------

LENDERS:            Citicorp USA, Inc. or one of its affiliates ("Citicorp"),
-------                                                           --------
                    BankBoston, N.A. ("BankBoston") and other financial
                                       ----------
                    institutions acceptable to the Agents and reasonably acceptable to the Company. Each of Citicorp and BankBoston may assign (before or after the Tender Offer Funding Date and the Merger Funding Date (as such terms are defined below)) all or any part of its share of the Facilities to one or more other financial institutions that are Eligible
                    Assignees (as defined in the Loan Documents (as defined below)) acceptable to the Agents (and, prior to the Merger
                    Funding Date, reasonably acceptable to the Company), and upon such assignment such financial institutions shall become Lenders for all purposes under the Loan Documents.
                    Upon such assignment and reallocation of commitments, Citicorp or BankBoston, as the case may be, would be relieved of all further liability with respect to the portions of the Facilities so assigned or reallocated.

                    The Company shall cooperate with the Arrangers in connection with the syndication of the Facilities and shall provide and cause its advisors to provide all information deemed necessary by the Arrangers to complete a successful syndication as provided in the Commitment Letter.

ARRANGERS:          Citicorp Securities, Inc. and BancBoston Securities Inc.
---------           (the "Arrangers")
                          ---------

COLLATERAL AND
--------------
ADMINISTRATIVE
--------------
AGENT:              Citicorp (the "Administrative Agent").
-----                              --------------------

DOCUMENTATION
-------------
AGENT:              BankBoston (together with the Administrative Agent, the
-----               "Agents").
                     ------

ISSUING BANKS:      Citibank, N.A. ("Citibank") and BankBoston.
-------------                        --------

UNUSED COMMITMENT
-----------------
FEE:
--- The Company shall pay a commitment fee to the Administrative Agent for the account of the Lenders ratably in proportion to their commitments under the Tender Offer Facilities and Merger Facilities as in effect from time to time. This fee shall be computed based on actual days in a 360 day year and shall be earned and payable:

                    (i) From the date of acceptance of the Commitment Letter to the earlier of: (a) the Merger Funding Date and (b) the expiration or termination of the Tender Offer Facilities, on the difference from time to time between (x) the maximum amount of the Tender Offer Facilities and (y) Loans and obligations in respect of Letters of Credit (as defined below), if any, outstanding from time to time thereunder, at the rate of 1/2% per annum, payable in arrears, (A) on the Tender Offer Funding Date, if any, or, if earlier, upon expiration or termination of the commitments under the Tender Offer Facilities, (B) quarterly on each three month anniversary of the Tender Offer Funding Date until the Merger Funding Date and (C) on the Merger Funding Date, if any, or if earlier, upon expiration or termination of the commitments under the Tender Offer Facilities; and

                    (ii) Only if the Merger Funding Date has not occurred prior to May 1, 1998, from and after May 1, 1998 to the earlier of
                    (a) the Merger Funding Date and (b) the expiration or termination of the Merger Facilities, on the maximum amount of the Merger Facilities less the maximum amount of the
                                             ----
                    Tender Offer Facilities at the rate of 3/8% per annum,
                    payable in arrears, (A) quarterly on each three month anniversary of May 1, 1998 until the Merger Funding Date and
                    (B) on the Merger Funding Date, if any, or if earlier, upon expiration or termination of the commitments under the Merger Facilities.

FEES:               In addition to the Unused Commitment Fee and the fees
----                applicable to each of the Facilities described below, the
                    fees specified or referred to in the Fee Letter (as defined in the Commitment Letter) shall be due and payable as stated therein. All such fees shall be fully earned and non-refundable when paid .

II.  TENDER OFFER FACILITIES

BORROWERS:           The Company, IT-Ohio, Inc., a wholly-owned special purpose
---------            subsidiary of the Company established for the purpose of
                     consummating the Tender Offer ("Acquisition Sub"), and IT
                                                     ---------------
                     Corporation, a wholly-owned subsidiary of the Company
                     ("ITC").
                       ---

THE TENDER OFFER
----------------
FACILITIES:          Up to $240,000,000 in the aggregate of loans (the
----------           "Loans") provided as follows:
                      -----

                     (a)  Tender Offer Loan.  An eighteen-month term loan shall
                          -----------------
                     be made available to Acquisition Sub in a single drawing on the Tender Offer Funding Date in a principal amount of up to the lesser of (i) $80,000,000 and (ii) 50% of the aggregate Purchase Price (as defined below) of the shares of common stock of the Target (the "Shares") accepted for
                                                         ------
                     payment in the Tender Offer, payable in full on the
                     earlier to occur of the Merger Funding Date and the date occurring eighteen months after the Tender Offer Funding Date (the "Tender Offer Loan").
                                -----------------

                    (b)  Revolving Facility.  An eighteen-month revolving credit
                         ------------------
                    facility (the "Revolving Facility") shall be made available
                                   ------------------
                    to the Company in a principal amount of up to $160,000,000 at any time outstanding with a sublimit of up to $25,000,000 (the "Letter of Credit Subfacility") for standby and trade
                          ----------------------------
                    letters of credit ("Letters of Credit").  All loans
                                        -----------------
                    outstanding under the Revolving Facility ("Revolving Loans")
                                                               ---------------
                    shall be payable in full, and the commitments thereunder terminated, on the date occurring eighteen months after the Tender Offer Funding Date; provided, however, if the Merger
                                               --------  -------
                    Funding Date occurs on or prior to such date, then the commitments thereunder shall not be terminated, but instead shall be adjusted to reflect the terms of the Revolving Facility constituting a portion of the Merger Facilities.

PURPOSE:            Proceeds of up to $80,000,000 of the Revolving Loans shall be contributed by the Company to Acquisition Sub as a
                    capital contribution for the purpose of permitting
                    Acquisition Sub, together with the proceeds of the Tender
                    Offer Loan, to purchase
                    the Shares pursuant to the Tender Offer for a price per
                    Share not exceeding the Purchase Price. The remaining
                    proceeds of the Revolving Loans shall be used by the Company to refinance the Company's existing senior secured notes and its senior secured credit facility, to pay transaction costs and to provide working capital for the Company and its
                    subsidiaries; provided that $17,000,000 of the Revolving
                    Facility shall be reserved solely for the purpose of
                    financing Permitted Acquisitions (as defined below).
TENDER OFFER
------------
FUNDING DATE:       On or before April 1, 1998.
------------

INTEREST:           Loans would bear interest, at Company's option, at one or
--------            more of the following rates:


                    (a)  the Applicable Margin (as defined below) plus the
                                                                  ----
                    higher of (i) Citibank's "base rate" as in effect from time to time and (ii) Citicorp's Alternate Base Rate III, payable monthly in arrears (the "Base Rate"); and
                                             ---------

                    (b) the current LIBO rate as quoted by reference banks acceptable to the Agents, adjusted for reserve requirements, if any, and subject to customary change of circumstance provisions, for an interest periods of 1 or 2 months (the "LIBO Rate") plus the Applicable Margin, payable at the end
                    ----------   ----
                    of the relevant interest period.

                    The "Applicable Margin" shall mean (i) 1.5% per annum in the
                         -----------------
                    case of loans bearing interest at the Base Rate and (ii) 2.5% per annum in the case of Loans bearing interest at the LIBO Rate; provided, however, the Applicable Margin shall
                               --------  -------
                    increase by 1.0% per annum on the date occurring four months after the Tender Offer Funding Date and by an additional 0.5% per annum on each corresponding date occurring in each of the following six months thereafter.

                    Interest would be calculated on the basis of the actual number of days elapsed in a 360-day year. No more than five LIBO Rate interest periods may be in effect at any one time.

                    During the continuance of an event of default (as defined in the Loan Documents), Loans would bear interest at an additional 2% per annum.

LETTER OF
---------
CREDIT FEE:
----------          A Letter of Credit Fee equal to the Applicable Margin in
                    respect of LIBO Loans less 1/4% per annum shall be payable
                                          ----
                    to the Administrative Agent for the benefit of the Lenders, in arrears, on the aggregate undrawn face amount of all
                    outstanding Letters of Credit. In addition, 1/4% per annum shall be payable to each Issuing Bank, in arrears, on the
                    aggregate undrawn face amount of all outstanding Letters of
                    Credit issued by such Issuing Bank plus, in each case,
                                                       ----
                    standard administration charges (e.g. opening, amendment,
                                                     ----
                    presentation and wire charges).

                    During the continuance of an event of default (as defined in the Loan Documents), the Letter of Credit Fee would be increased by an additional 2% per annum.

SECURITY:           A valid and perfected first priority security interest in
--------            all capital stock of the Company's present and future
                    subsidiaries (including, without limitation, Acquisition
                    Sub), and all such other present and future property and
                    assets, real and personal, of the Company and such
                    subsidiaries (including, without limitation, the Shares
                    owned by Acquisition Sub), as the Administrative Agent shall request (with such exceptions as shall be mutually agreed
                    upon between the Company and the Administrative Agent),
                    including owned real estate, leaseholds, fixtures, accounts, license rights, patents, trademarks, trade names,
                    copyrights, chattel paper, insurance proceeds, contract
                    rights, hedge agreements, cash, bank accounts, tax refunds, documents, instruments, investment property, general
                    intangibles, inventory, equipment, vehicles and other goods
                    (collectively, the "Collateral"). The Tender Offer Loan and
                                        ----------
                    the Revolving Facility shall be cross-collateralized and cross-defaulted. To the extent the Agents determine that an environmental assessment from an outside environmental consultant is necessary or desirable in connection with taking a lien on any real property, the Company will provide such assessment within a time to be agreed after the Tender
                    Offer Funding Date.

GUARANTIES:         Each Borrower shall each guarantee the obligations of
----------          the other Borrowers under the Loan Documents and each
                    subsidiary of the Company (other than the Borrowers) shall guarantee the obligations of the Borrowers under the Loan
                    Documents.

MANDATORY
---------
PREPAYMENTS:        (a) All net cash proceeds from the sale of assets, including
-----------         without limitation, all sale-leasebacks of property, plant and equipment of the Company or any of its subsidiaries
                    (excluding sales in the
                         ordinary course of business and certain de minimis
                                                                 ----------
                         exceptions to be agreed) permitted under the Loan Documents, (b) all proceeds of debt issuance and (c) all proceeds of extraordinary cash infusions and issuances of equity (except for those occurring in connection with the Merger) shall be used to prepay the Tender Offer Facilities and to reduce permanently availability under the Tender Offer Facilities.

                         Except to the extent an alternative application may be required by applicable law, all such mandatory prepayments shall be applied first to the repayment and permanent reduction of the Revolving Facility and then to the repayment of the Tender Offer Loans.

                         The Borrower shall immediately repay all amounts outstanding under the Revolving Facility to the extent such amounts exceed the available commitments thereunder.

PERMITTED ACQUISITIONS:  The Loan Documents will permit the Company and its
----------------------   subsidiaries to consummate prior to the Merger
                         acquisitions of previously identified and approved targets, provided that, after giving effect to any proposed acquisition, the following conditions shall have been met:

                        (a) no event of default exists or would result from the proposed acquisition and all representations and warranties contained in the Loan Documents would remain true and correct after giving effect to such proposed acquisition;

                        (b) the assets subject to the proposed acquisition and the stock of the target, if applicable, shall be pledged to the Administrative Agent as additional collateral in accordance with the provisions of the Loan Documents;

                        (c) the board of directors of the target have approved the proposed acquisition; and

                        (d) the Loans made to finance the proposed acquisition do not exceed $17,000,000 and are made in compliance with all requirements of law (including, without limitation, Regulations G, T, U and X of the Federal Reserve Board).

CONDITIONS
----------
PRECEDENT TO
------------
INITIAL FUNDING
---------------
OF THE TENDER OFFER
-------------------
FACILITIES:     The following conditions shall have been satisfied prior to, or
----------      concurrently with, the initial funding of the Tender Offer
                Facilities:

                (a) The terms and conditions of the Tender Offer shall be as set forth in the draft dated January 13, 1998 of the Offer to Purchase and the draft dated January 14, 1998 of the related Letter of Transmittal, copies of which have been delivered to the Agents. Following the commencement of the Tender Offer, the terms and conditions of the Tender Offer as set forth in such draft Offer to Purchase and draft Letter of Transmittal shall not have been amended, waived or modified from the form of such drafts without the approval of the Agents and the Lenders (other than non-material amendments, waivers or modifications to such terms that do not in the aggregate materially affect the interests of the Agents and the Lenders in the Facilities or the Collateral ("Non-
                                                                      ----
                    Material Changes")); provided that the Tender Offer may be
                    ----------------     --------
                    extended for up to 30 additional business days without the approval of the Agents and the Lenders. The purchase price per Share in the Tender Offer shall not exceed $11.50 per Share (the "Purchase Price") and the aggregate amount paid
                                --------------
                    for all Shares accepted for payment in the Tender Offer shall not exceed $161,000,000. All conditions precedent to the consummation of the Tender Offer shall have been satisfied to the satisfaction of the Agents and the Lenders.

                    (b) The number of Shares accepted for payment in the Tender Offer by Acquisition Sub shall be equal to no less than the minimum number of shares, determined on a fully diluted basis, necessary to approve the consummation of the Merger in accordance with the provisions of any applicable corporate statute, anti-takeover statute or provision in the Company's certificate of incorporation, by-laws, etc. (the "Minimum Number of Shares"). The Board of Directors of the
                     ------------------------
                    Target shall have published its recommendation that the shareholders of the Target tender their Shares pursuant to the Tender Offer, and such recommendation shall not have been withdrawn or adversely modified.

                (c) None of the terms of (i) the Share Repurchase Agreement dated as of January 15, 1998 between the Target and its largest shareholder, (ii) the Parent Voting Agreement dated as of January 15, 1998 among the Company, certain shareholders of the Company and the Target, (iii) the Company Voting Agreement dated as of January 15, 1998 among the Company, certain shareholders of the Target and the Target and (iv) the Option Termination Agreement dated as of January 15, 1998 between H. Wayne Huizenga and the Target, copies of which have been received by the Agents, shall have been amended, waived or modified without the approval of the Agents and the Lenders (other than Non-Material Changes).

                (d) The Company, Acquisition Sub and the Target shall have entered into the Merger Agreement dated as of January 15, 1998 among the Company, Acquisition Sub and the Target, a copy of which has been received by the Agents, and the Merger Agreement shall have been approved by all necessary corporate action of the Company, Acquisition Sub and the Target, except approval by the Company's and the Target's shareholders. None of the terms of the Merger Agreement shall have been amended, waived or modified without the approval of the Agents and the Lenders (other than Non-Material Changes), and there shall not have occurred or exist any material breach or default thereunder. The representations and warranties contained in the Merger Agreement shall be true and correct in all material respects on the Tender Offer Funding Date. All documentation relating to the Tender Offer and the Merger (other than the documents referred to in clauses (a) and (c) above and the Merger Agreement) shall be in form and substance satisfactory to the Agents and the Lenders.

                (e) All governmental and third party consents and approvals necessary in connection with the Tender Offer and the Merger and the related financings and grant of security interests shall have been obtained (without the imposition of any conditions that are not acceptable to the Agents and the Lenders) and shall remain in effect, and all applicable waiting periods (including any required for HSR antitrust clearance) shall have expired without any action being taken by any competent authority; and no law or regulation shall be applicable in the judgment of the Lenders that restrains, prevents or imposes materially adverse conditions upon the Tender Offer, the Merger or any related transactions.

                (f) Except with respect to actions, suits, investigations, litigation or proceedings of the Company, the Target and their respective subsidiaries disclosed in the most recent Forms 10-K issued by the Company and the Target and the Forms 10-Q issued subsequent to such Forms 10-K and prior to the date of the Commitment Letter (the "Public Information") and in the Company
                                        ------------------
                Disclosure Letter and the Parent Disclosure Letter (as defined in the Merger Agreement) (the "Existing Actions"), (x) there shall exist no action, suit, investigation, litigation or proceeding pending or threatened in any court or before any arbitrator or governmental instrumentality that (i) has or could reasonably be expected to have a material adverse effect on the business, condition (financial or otherwise), operations, performance or properties of (A) the Company and its subsidiaries (other than the Target and its subsidiaries) taken as a whole (and individually, with respect to ITC) and (B) the Target and its subsidiaries taken as a whole (and individually, with respect to each Target Subsidiary Borrower (as defined below)) ("Material Adverse Effect") or (ii) enjoins, seeks to
                          -----------------------
                enjoin, delays the consummation of, or imposes material adverse conditions on, the Tender Offer or the Merger or any transaction contemplated thereby or purports to affect the Facilities. There has occurred no change or development in the Existing Actions from that disclosed in the Public Information, the Company Disclosure Letter or the Parent Disclosure Letter, which change or development, when aggregated with all such changes or developments, has or could reasonably be expected to have a Material Adverse Effect.

                (g) All documentation evidencing the Tender Offer Facilities and the Merger Facilities (the "Loan Documents") shall have been
                                            --------------
                completed and shall in each case be in form and substance satisfactory to the Agents and the Lenders.

                (h) There shall have been no material adverse change in the information disclosed to the Agents prior to the date of the Commitment Letter with respect to (i) with the amounts, sources, terms and conditions of funds to be used for the equity and other debt financing for the Tender Offer and the Merger, (ii) the structure contemplated for the Merger, including all legal and tax (including ERISA) aspects and (iii) with the corporate, capital and legal structure of the Company and each of its subsidiaries, and of the Target and each of its Subsidiaries, and the proposed corporate, capital and legal structure of the Company and its subsidiaries after giving effect to the Merger.

                (i) The facts and assumptions underlying (i) the financial forecasts dated December 26, 1997 giving effect to the transactions contemplated in the Merger Agreement prepared by the management of the Company and (ii) the pro forma estimated balance sheets of (A) the Company and its subsidiaries at the Tender Offer Funding Date giving effect to the transactions contemplated in the Tender Offer and (B) the Company and its subsidiaries (including the Target and its subsidiaries) at the Merger Funding Date giving effect to transactions contemplated in the Merger Agreement (but excluding any purchase accounting adjustments) shall not have changed in any materially adverse respect such that such forecasts do not reasonably project the Company's or the Target's, or their combined, financial performance for the fiscal periods covered thereby and such that such pro forma estimated balance sheets do not reasonably estimate the assets, liabilities and shareholder equity of the Company and the Target as anticipated at the Tender Offer Funding Date and the Merger Funding Date.

                (j) All capital stock of Acquisition Sub shall be owned directly by the Company free and clear of any lien, charge or encumbrance (except in favor of the Administrative Agent); the Lenders shall have a valid and perfected first priority lien on and security interest in such stock of Acquisition Sub and each of the Company's other subsidiaries and in the other Collateral; all filings, recordations and searches necessary or desirable in connection with such liens and security interests shall have been duly made; and all filing and recording fees and taxes shall have been duly paid. The Lenders shall have received endorsements naming the Administrative Agent, on behalf of the Lenders as an additional insured under all insurance policies to be maintained with respect to the properties of the Company and its subsidiaries forming part of the Collateral.

                (k) There shall have occurred no material adverse change in the business, condition (financial or otherwise), operations, performance or properties of (i) the Company and its subsidiaries (other than the Target and its subsidiaries) taken as a whole (and individually, with respect to ITC), since March 28, 1997 and (ii) the Target and its subsidiaries taken as a whole (and individually, with respect to each Target Subsidiary Borrower), since December 31, 1996 ("Pre-Merger Material Adverse
                                                     ---------------------------
                Change").
                ------

                (l) The Agents shall have received an officer's certificate in form and substance satisfactory to them from the chief financial officer of the Company to the effect that, after giving effect separately (i) to the Tender Offer and (ii) the Merger, the Company and its consolidated subsidiaries, including the Target, taken as a whole, is solvent and will be solvent subsequent to incurring the indebtedness in connection with the transactions contemplated in the Merger Agreement, will be able to pay its debts as they become due and will not be left with unreasonably small capital. The solvency letter dated January 14, 1998 from Valuation Research Corporation, a copy of which has been received by the Agents, must have been reconfirmed in all material respects as of the Tender Offer Funding Date. The Agents shall have received a copy of the fairness opinions received by the Company and by the Target relating to the Tender Offer and the Merger.

                (m) The Lenders shall have received (i) satisfactory opinions of counsel to the Borrowers, counsel to the Target and local counsel to the Lenders as necessary and counsel to the Administrative Agent as to the transactions contemplated hereby (including, without limitation, compliance with all applicable laws and regulations, including the Ohio state takeover statute and all applicable requirements and regulations of the Board of Governors of the Federal Reserve System (including Regulations G, T, U and X thereunder)) and (ii) such corporate resolutions, certificates and other documents as the Lenders shall reasonably request.

                (n) There shall exist no default under any of the Loan Documents, and the representations and warranties of the Company and its subsidiaries therein shall be true and correct immediately prior to, and after giving effect to, funding.

                         (o) The Lenders shall be satisfied that no change has occurred in the amount and nature of any environmental liabilities to which the Company, the Target and their respective subsidiaries may be subject from that disclosed to the Agents prior to the date hereof, which change, when aggregated with all such changes, has or could reasonably be expected to have a Material Adverse Effect.

                         (p) All accrued fees and expenses (including the reasonable fees and expenses of counsel to the Agents and local counsel to the Administrative Agent for the benefit of the Lenders, if any) shall have been paid.

                         (q) There shall not have occurred, after the date of the commitment letter, a material disruption or adverse change in the markets for loan syndications for transactions of this type or in the United States financial or capital markets generally.

CONDITIONS
----------
PRECEDENT TO
------------
ALL TENDER OFFER AND
--------------------
REVOLVING LOANS:
---------------          There shall exist no default under any of the Loan
                         Documents, the representations and warranties of the Borrower therein shall be true and correct immediately prior to, and after giving effect to, funding and no material adverse change shall have occurred in (i) the business, condition (financial or otherwise), operations, performance or properties of the Company and its subsidiaries (other than the Target and its subsidiaries) taken as a whole (and individually, with respect to ITC), since March 28, 1997, (ii) the business, condition (financial or otherwise), operations, performance or properties of the Target and its subsidiaries taken as a whole (and individually, with respect to each Target Subsidiary Borrower), since
                         December 31, 1996, (iii) the ability of the Company or any of its subsidiaries to perform their obligations under the Loan Documents or (iii) the ability of the Administrative Agent and the Lenders to enforce the Loan Documents.

III. MERGER FACILITIES

BORROWERS:               The Company, ITC, the Target and the following wholly-
                         owned subsidiaries of the Target: OHM Remediation
                         Services Corp. and Beneco Enterprises, Inc. (the
                         "Target Subsidiary Borrowers").
                          ---------------------------

THE MERGER FACILITIES:   Up to $425,000,000 in the aggregate of Loans provided
---------------------    as follows:

                         (a) Term Loan. An eight-year term loan apportioned
                             ---------
                         between the Borrowers in a single drawing on the Merger Funding Date shall be made in a principal amount of up to $225,000,000 (the "Term Loan"), payable in semi-
                                               ---------
                         annual installments aggregating $2,250,000 per year
                         during the first six years after the Merger Funding Date with the remainder payable during the seventh and eighth years after the Merger Funding Date in eight equal quarterly installments. The amount of the Term Loan owing by each Borrower shall be set forth in the Loan Documents and shall be satisfactory to each of the Lenders.

                         (b) Revolving Facility. On the Merger Funding Date, the
                             ------------------
                         Revolving Facility constituting a portion of the Tender Offer Facilities shall be extended to a six-year revolving credit facility and shall be increased and made available to the Borrowers in an aggregate principal amount of up to $200,000,000 at any time outstanding. The Letter of Credit Subfacility shall be increased to $50,000,000 and shall be made available to each Borrower. All Loans under the Revolving Facility ("Revolving Loans"; together with the Term Loans, the
                           ---------------
                         "Merger Loans") shall be payable in full on the date
                          ------------
                         occurring six years after the Merger Funding Date. The amount of the Revolving Loans owing by each Borrower on the Merger Funding Date shall be set forth in the Loan Documents and shall be satisfactory to each of the Lenders. At the sole discretion of the Arrangers, $50,000,000 of the Revolving Facility may be reallocated to the Term Loan on the Merger Funding Date. A reserve shall be established against a portion of the Revolving Facility on the Merger Funding Date in an amount equal to the amount required to defease or redeem the 8% Convertible Subordinated Debentures of the Target (the "Debentures"), which reserve shall
                                          ----------
                         abate upon such defeasance or redemption.

PURPOSE:                 Proceeds of the Merger Loans shall be used (i) for the
-------                  purpose of consummating the Merger, (ii) to repay Loans
                         outstanding under the Tender Offer Facilities, (iii) to refinance the Debentures and the Target's existing senior secured credit facility, (iv) to pay transaction costs and (v) to provide working capital for the Company and its subsidiaries.

MERGER FUNDING DATE:     Not later than 270 days after the Tender Offer Funding
-------------------      Date.


INTEREST:                Loans would bear interest, at Borrowers' option, at one
--------                 or more of the following rates:

                         (a) the Base Rate Margin (as defined below) plus the
                                                                     ----
                         Base Rate, payable monthly in arrears; and

                         (b) the LIBO Rate for interest periods of 1, 2, 3 or 6 months, as selected by the Borrower, plus the LIBO Rate
                                                              ----
                         Margin, payable at the end of the relevant interest period, but in any case at least quarterly.

                         The "Base Rate Margin" shall mean for an initial period
                              ----------------
                         of six months: (i) 1.0% per annum in the case of Revolving Loans and (ii) 1.5% per annum in the case of Term Loans. The Base Rate Margin may increase or decrease in subsequent periods based upon a pricing grid attached hereto as Exhibit A (the "Pricing
                                                 ---------       -------
                         Grid").
                         ----

                         The "LIBO Rate Margin" shall mean for an initial period
                              ----------------
                         of six months: (i) 2.0% per annum in the case of Revolving Loans and (ii) 2.5% per annum in the case of Term Loans. The LIBO Rate Margin may increase or decrease in subsequent periods based upon the Pricing Grid.

                         Interest would be calculated on the basis of the actual number of days elapsed in a 360-day year. No more than ten LIBO Rate interest periods may be in effect at any one time.

                         During the continuance of an event of default (as defined in the Loan Documents), Loans would bear interest at an additional 2% per annum.

LETTER OF
---------
CREDIT FEE:              A Letter of Credit Fee equal to the LIBO Rate Margin
                         less 1/4% per annum shall be payable to the
                         Administrative Agent for the benefit of the Lenders, in
                         arrears, on the aggregate undrawn face amount of all
                         outstanding Letters of Credit. In addition, 1/4% per
                         annum shall be payable to each Issuing Bank, in
                         arrears, on the aggregate undrawn face amount of all
                         outstanding Letters of Credit issued by such Issuing
                         Bank plus, in each case, standard administration
                              ----
                         charges (e.g. opening, amendment, presentation and wire
                                  ----
                         charges).

                         During the continuance of an event of default (as defined in the Loan Documents), the Letter of Credit Fee would be increased by an additional 2% per annum.

UNUSED COMMITMENT
-----------------
FEE:                     From and after the Merger Funding Date, an Unused
---                      Commitment Fee at the Unused Commitment Fee Rate,
                         payable quarterly in arrears on each three month anniversary of the Merger Funding Date, applied to the average daily unused portion of the Revolving Facility during the previous quarter. For this purpose, undrawn amounts under outstanding Letters of Credit shall constitute usage of the Revolving Facility. The "Unused
                         Commitment Fee Rate" shall be 3/8% per annum for an initial period of six months and may increase or decrease in subsequent periods based upon the Pricing
                         Grid.

SECURITY:                A valid and perfected first priority security interest
--------                 in all capital stock of the Borrowers' present and
                         future subsidiaries, and all such other present and
                         future property and assets, real and personal, of the
                         Borrowers and such subsidiaries, as the Administrative
                         Agent shall request (with such exceptions as shall be
                         mutually agreed upon between the Borrowers and the
                         Administrative Agent), including owned real estate,
                         leaseholds, fixtures, accounts, license rights,
                         patents, trademarks, trade names, copyrights, chattel
                         paper, insurance proceeds, contract rights, hedge
                         agreements, cash, bank accounts, tax refunds,
                         documents, instruments, investment property, general
                         intangibles, inventory, equipment, vehicles and other
                         goods (collectively, the "Collateral"). The Term Loans
                                                   ----------
                         and the Revolving Facility shall be cross-collateralized and cross-defaulted.

GUARANTIES:              Each Borrower shall each guarantee the obligations of
----------               the other Borrowers under the Loan Documents and each
                         subsidiary of the Company (other than the Borrowers) shall guarantee the obligations of the Borrowers under the Loan Documents.

MANDATORY
---------
PREPAYMENTS:            (a) All net cash proceeds from the sale of assets,
-----------             including without limitation, all sale-leasebacks of
                        property, plant and equipment of the Company or any of its subsidiaries (excluding sales in the ordinary course of business and certain exceptions to be agreed) permitted under the Loan Documents, (b) all proceeds of debt issuance (except for (i) non-recourse debt issued by non-restricted subsidiaries and (ii) so long as no event of default has occurred and is continuing under the Loan Documents or would result from such issuance, up to $150,000,000 of subordinated indebtedness issued on terms and conditions acceptable to the Requisite
                        Lenders), (c) 50% of all proceeds of extraordinary cash infusions and issuances of equity (except for that occurring in conjunction with Permitted Acquisitions and in connection with the Merger) and (d) 75% (or 50%, if the Company's debt to EBITDA ratio is reduced to an agreed level) of the Company's Excess Cash Flow (as defined in the Loan Documents) shall be used to prepay the Merger Facilities and to reduce permanently availability under the Merger Facilities.

                         All such mandatory prepayments shall be applied first to the repayment of the Term Loans (pro rata to all remaining installments thereof) and then to the repayment and permanent reduction of the Revolving Facility.

                         The Borrowers shall immediately repay all amounts outstanding under the Revolving Facility to the extent such amounts exceed the available commitments thereunder.

PERMITTED ACQUISITIONS:  The Loan Documents will permit the Company and its
----------------------   subsidiaries to consummate acquisitions after the
                         Merger, provided that, after giving effect to any proposed acquisition, the following conditions shall have been met:

                         (a) the target is in a similar or complementary line of business;

                         (b) no less than $25,000,000 of availability exists under the Revolving Facility;

                         (c) the amount borrowed to finance the proposed acquisition does not exceed eight times the target's last twelve month EBITDA;

                         (d) the Company remains in compliance with the financial covenants of the Merger Facilities when these covenants are applied to the proposed acquisition on a historical pro forma basis;

                         (e) no event of default exists or would result from the proposed acquisition and all representations and warranties contained in the Loan Documents would remain true and correct after giving effect to such proposed acquisition;

                         (f) the assets subject to the proposed acquisition and the stock of the target, if applicable, shall be pledged to the Administrative Agent as additional collateral in accordance with the provisions of the Loan Documents; and

                         (g) the board of directors of the target have approved the proposed acquisition.

                         The Company may complete up to $25,000,000 of other acquisitions, provided that the conditions in clauses
                         (a), (d), (e), (f) and (g) above are satisfied.

CONDITIONS
----------
PRECEDENT TO
------------
INITIAL FUNDING
---------------
OF THE MERGER
-------------
FACILITIES:              The initial funding of the Merger Facilities will be
----------               subject to, as applicable, the satisfaction as of the
                         time of Merger and initial funding under the Merger
                         Facilities of clauses (b), (c), (e), (f), (g), (h), (i) and (m) of the Conditions To Borrowing under the Tender
                         Offer Facilities (except that all references therein to "Lenders" shall mean Lenders in respect of the Merger
                         Facilities and that all references therein and below to "Material Adverse Effect" shall mean a material adverse effect on the business, condition (financial or otherwise), operations, performance or properties of the Company and its subsidiaries taken as a whole (and individually, with respect to each principal subsidiary of the Company, which on the date of this Commitment
                         Letter shall include ITC and each Target Subsidiary
                         Borrower), since March 28, 1997 (or, in the case of OHM
                         Remediation Services Corp., since December 31, 1996, and in the case of Beneco Enterprises, Inc., since June
                         1, 1997)) and to the following:

                         (a) The Merger Agreement shall have been approved by
                             the Minimum Number of Shares and the Merger shall have been consummated prior to the termination or expiration of the Tender Offer Facilities in compliance with all applicable laws and in accordance with the Merger Agreement, the provisions of which shall not have been amended, waived or modified without the prior written approval of the Agents and the Requisite Lenders (other than Non-Material Changes). None of the other documentation relating to the Merger and approved by the Agents prior to the date of the Commitment Letter shall have been amended, waived or modified without the prior written approval of the Agents and the Requisite Lenders (other than Non-Material Changes) and all other documentation relating to the Merger shall be in form an substance satisfactory to the Agents and the Requisite Lenders. The consideration provided to shareholders of the Target in connection with both the Tender Offer and the Merger (including any stock repurchase and payments in respect of the cancellation of stock options and warrants) shall not exceed $235,000,000 in cash and shall otherwise only include common stock issued by the Company.

                    (b) The solvency certificate and solvency letter described in clause (l) of Conditions to Funding under the Tender Offer Facilities must have been reconfirmed in all material respects as of the Merger Funding Date.

                    (c) The Lenders shall have a valid and perfected first priority lien on and security interest in each of the Company's and the Target's subsidiaries and in the other Collateral; all filings, recordations and searches necessary or desirable in connection with such liens and security interests shall have been duly made; and all filing and recording fees and taxes shall have been duly paid. The Lenders shall have received endorsements naming the Administrative Agent, on behalf of the Lenders as an additional insured under all insurance policies to be maintained with respect to the properties of the Company, the Target and their respective subsidiaries forming part of the Collateral.

                    (d) The Agents and the Requisite Lenders shall be satisfied that all existing debt and all contingent liabilities and obligations of the Company and its subsidiaries which are not to remain outstanding after the Merger are satisfied and extinguished with the initial funding under the Merger Facilities.

                    (e) The Borrowers shall have cash or cash equivalents on hand sufficient, together with proceeds of Loans made on and after the Merger Funding Date, (a) to pay in full the consideration for the Merger and fees and expenses related to the Merger, (b) to refinance in full the outstanding indebtedness of the Target under the Debentures and its existing senior secured credit facility and (c) to pay an amount determined by the Agents to be within the range of the Target's reasonable possible liability with respect to any exercise of dissenters' rights as to the Merger.

                    (f) There shall have occurred no material adverse change in (i) the business, condition (financial or otherwise), operations, performance or properties of the Company and its subsidiaries taken as a whole (and individually, with respect to each principal subsidiary of the Company, which on the date of this Commitment Letter shall include ITC and each Target Subsidiary Borrower), since March 28, 1997 (or, in the case of OHM Remediation Services Corp., since December 31, 1996, and in the case of Beneco Enterprises, Inc., since June 1, 1997) ("Post-
                                                                          -----
                          Merger Material Adverse Change"), other than, in each
                          ------------------------------
                          case, with respect to matters that are disclosed in the schedules to the Loan Documents; provided that,
                                                               --------
                          with respect to such matters, no change or development shall have occurred with respect thereto, which change or development, when aggregated with all such changes and developments, has or could reasonably be expected to have a Material Adverse Effect. No material adverse change shall have occurred in (i) the ability of the Company or any of its subsidiaries to perform their obligations under the Loan Documents or (ii) the ability of the Administrative Agent and the Lenders to enforce the Loan Documents.

                   (h) There shall exist no default under any of the Loan Documents, and the representations and warranties of the Company and its subsidiaries therein shall be true and correct immediately prior to, and after giving effect to, funding.

                    (i) All accrued fees and expenses (including the reasonable fees and expenses of counsel to the Agents and local counsel to the Administrative Agent for the benefit of the Lenders, if any) shall have been paid.

                    (j) There shall not have occurred, after the Tender Offer Funding Date, a material disruption or adverse change in the markets for loan syndications for transactions of this type or in the United States financial or capital markets generally.

CONDITIONS
----------
PRECEDENT TO
------------
ALL REVOLVING LOANS
-------------------
MADE AFTER THE MERGER
---------------------
FUNDING DATE:       There shall exist no default under any of the Loan
------------        Documents, the representations and warranties of the
                    Borrower therein shall be true and correct immediately prior to, and after giving effect to, funding, and no material adverse change shall have occurred in (i) the business, condition (financial or otherwise), operations, performance, properties or prospects of the Company and its subsidiaries taken as a whole (and individually, with respect to each principal subsidiary of the Company, which on the date of this Commitment Letter shall include ITC and each Target Subsidiary Borrower), since March 28, 1997 (or, in the case of OHM Remediation Services Corp., since
                    December 31, 1996, and in the case of Beneco Enterprises, Inc., since June 1, 1997), (ii) the ability of the Company or any of its subsidiaries to perform their obligations under the Loan Documents or (iii) the ability of the Administrative Agent and the Lenders to enforce the Loan
                    Documents.

IV.  TERMS AND CONDITIONS APPLICABLE TO ALL FACILITIES


REPRESENTATIONS
---------------
AND WARRANTIES:          Those customarily found in the Agents' credit
--------------           agreements for secured leveraged acquisition financings
                         and others appropriate in the judgment of the Agents for this transaction, including, without limitation,
                         (i) for representations and warranties made prior to the Merger Funding Date, absence of any Pre-Merger
                         Material Adverse Change and (ii) for representations and warranties made on or after the Merger Funding
                         Date, absence of any Post-Merger Material Adverse
                         Change.

COVENANTS:               Those negative, affirmative and financial covenants
---------                customarily found in the Agents' credit agreements for
                         secured leveraged acquisition financings (applicable to the Company and its subsidiaries) and others appropriate in the judgment of the Agents for this transaction, including, without limitation, the following:

                         (a) Comply in all material respects with laws (including, without limitation, ERISA, environmental laws and applicable defense department regulations), pay taxes, maintain all necessary licenses and permits, preserve corporate existence, maintain appropriate and adequate insurance and permit inspection of properties, books and records.

                         (b) Perform obligations under leases, related documents, material contracts and other agreements.

                         (c) Conduct all transactions with affiliates on terms reasonably equivalent to those obtainable in arm's length transactions, including restrictions on management fees and royalties to affiliates to be agreed upon in the Loan Documents.

                         (d) Maintain with the Administrative Agent main cash concentration accounts and, with the

                              Administrative Agent or other banks acceptable to the Administrative Agent (and with respect to which lockbox agreements in form and substance acceptable to the Administrative Agent have been executed), lockbox accounts into which all proceeds of collateral are paid and which are swept daily.

                         (e) Financial covenants, including, but not limited to, minimum EBITDA maintenance (tested only on 9/30/98), minimum net worth, minimum fixed charge coverage, minimum interest coverage, minimum liquidity, maximum leverage (measured on a debt to EBITDA basis) and maximum capital expenditures.

                         (f) Not incur or assume any additional debt, give any guaranties, create any liens, charges or encumbrances or incur additional lease obligations, in each case beyond agreed upon limits; merge or consolidate with any other person, or change the nature of business or corporate structure or create new subsidiaries beyond agreed upon limits or amend its charter or by-laws; sell, lease or otherwise dispose of assets beyond agreed upon limits or agree to give a negative pledge on any assets in favor of any person other than the Administrative Agent and the Lenders.

                         (g) Not prepay, redeem, purchase, defease, exchange or repurchase any debt (as defined in the Loan Documents) or amend or modify any of the terms of any such debt or other similar agreements entered into by the Company or its subsidiaries, subject to certain exceptions to be agreed (it being understood and agreed that the Company shall be obligated to defease or redeem the Debentures as soon as practicable after the Merger Funding Date but in no event more that 90 days after the Merger Funding Date).

                        (h)   Not make any loans, advances, capital
                              contributions or acquisitions, form any joint ventures or partnerships or make any other investments in unrestricted subsidiaries or any other person, subject to agreed upon exceptions and Permitted Acquisitions.

                        (i) Not make or commit to make any payments in respect of warrants, options, repurchases of stock, dividends or any other distributions to shareholders, subject to agreed upon exceptions.

                    (j) Not permit any change in ownership or control of the Company or any of the Company's subsidiaries or any change in accounting treatment or reporting practices, except as required by GAAP and as permitted by the Loan Documents.

                    (k) Execute and deliver notice of assignment forms (to be held by the Administrative Agent) for all material government contracts, and upon written request of the Requisite Lenders, obtain requisite governmental consents.

                    (l) Within 60 days after the Merger Funding Date, the Borrower shall obtain interest rate protection agreement(s) in effect on terms and with a tenor satisfactory to the Requisite Lenders covering a notional amount of 40% of the maximum amount of the Merger Facilities drawn on the Merger Funding Date.

FINANCIAL
---------
REPORTING
---------
REQUIREMENTS:       Within 30 days after the end of each month, furnish monthly
------------        consolidated, and, solely in the case of the last month of a fiscal quarter, quarterly consolidating, balance sheets, income statements and statements of cash flow of the Company and its subsidiaries certified by the Company's chief financial officer (which certification may be subject to year-end audit adjustments) and certificates as to compliance with the Loan Documents. Within 50 days after the end of each calendar quarter, furnish reports on Form 10-Q filed with the Securities and Exchange Commission certified by the Company's chief financial officer. Within 95 days after the end of each fiscal year, furnish (i) reports on Form 10-K filed with the Securities and Exchange Commission certified by the Company's chief financial officer and (ii) audited annual consolidated financial statements of the Company and its subsidiaries certified by Ernst & Young or other independent certified public accountants acceptable to the Requisite Lenders. No later than 30 days after the end of each fiscal year, furnish the annual business plan of the Company and its subsidiaries and furnish forecasts prepared by management of the Company, in each case in form and detail satisfactory to the Requisite Lenders, of balance sheets, income statements and cash flow statements on a monthly basis for the next 12 months and on an annual basis for each of the following years until the scheduled final maturity of the Facilities. Concurrently with the filing thereof with the Securities and Exchange Commission, furnish copies of all other reports so filed. Promptly after requested, furnish all other business and financial information that any Lender through the Administrative Agent may reasonably request.

EVENTS OF
---------
DEFAULT:            Those customarily found in the Agents' credit agreements for
-------             secured leveraged acquisition financings and others
                    appropriate in the judgment of the Agents for this transaction, including, without limitation failure to pay principal or interest or fees when due; any representation or warranty proving to have been materially incorrect when made; failure to perform or observe covenants (with agreed upon grace periods when customary and appropriate); cross-defaults to other indebtedness; bankruptcy defaults;
                    material judgment defaults; impairment of loan documentation or security; change in ownership or control; ERISA defaults;
                    any material adverse change in the business, condition
                    (financial or otherwise), operations, performance, properties or prospects of the Company and its subsidiaries taken as a whole; the failure of the Company or the Target to comply with the terms of the Merger Agreement; the failure of the Target to recommend approval of the Merger to their respective shareholders or to otherwise take all lawful action to solicit such approval; the failure of the Company to recommend approval of the issuance of the Company's common stock in connection with the Merger to their respective shareholders or to otherwise take all lawful action to solicit such approval.

EXPENSES:           The Borrowers shall, jointly and severally, pay all of the
--------            Agents' due diligence, transportation, computer,
                    duplication, appraisal, audit, insurance, consultant, search, filing and recording fees, syndication expenses
                    (including printing, distribution and bank meetings) and all other out-of-pocket expenses incurred by the Agents
                    (including the reasonable fees and expenses of counsel to the Agents) whether or not any of the transactions contemplated hereby are consummated, as well as all expenses of the Administrative Agent in connection with the administration of the loan documentation. Such expenses shall be separate from and in addition to the fees paid directly to the Agents. The Borrower shall also, jointly and severally, pay the expenses of the Lenders in connection with the enforcement of any of the Loan Documents.

INDEMNITY:          The Borrowers will, jointly and severally, indemnify
---------           and hold harmless the Administrative Agent, the Agents, the
                    Arrangers, each

                    Lender and each of their respective affiliates and each of their respective officers, directors, employees, agents, advisors, attorneys and representatives (each, an "Indemnified Party") from and against any and all claims, damages, losses, liabilities and expenses (including, without limitation, fees and disbursements of counsel), joint or several, that may be incurred by or asserted or awarded against any Indemnified Party arising out of or in connection with or relating to any investigation, litigation or proceeding or the preparation of any defense with respect thereto arising out of or in connection with or relating to the Loan Documents, this Commitment Letter, the Facilities, the Tender Offer, the Merger or the other transactions contemplated hereby, or any use made or proposed to be made with the proceeds of the Facilities, whether or not such investigation, litigation or proceeding is brought by the Company, the Target, any of their respective shareholders or creditors, an Indemnified Party or any other person, or an Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated, except to the extent such claim, damage, loss, liability or expense is found in a final, non-appealable judgment of a court of competent jurisdiction to have resulted from such Indemnified Party's gross negligence or willful misconduct. No Indemnified Party shall have any liability (whether direct or indirect, in contract, tort or otherwise) to the Company, the Target or any of their respective subsidiaries or any of their respective shareholders or creditors for or in connection with the transactions contemplated hereby, except to the extent such liability is found in a final, non-appealable judgment of a court of competent jurisdiction to have resulted from such Indemnified Party's gross negligence or willful misconduct. In no event, however, shall any Indemnified Party be liable on any theory of liability for any special, indirect, consequential or punitive damages.

ASSIGNMENTS AND
---------------
PARTICIPATIONS:     Assignments must be in a minimum amount of $5 million, other
--------------      than in the case of an assignment to a Lender or an
                    assignment of the entirety of a Lender's interest in the Facilities, and are subject to the approval of the Administrative Agent. No participation shall include voting rights, other than for matters requiring 100% of the Lenders' consent. All assignments under the Tender Offer
                    Facilities shall be pro rata to both facilities thereunder.

REQUISITE LENDERS:  Lenders holding at least 51% of the outstanding commitments
-----------------   under the Facilities.

MISCELLANEOUS:      The Loan Documents would include standard yield protection
-------------       (including, without limitation, provisions relating to
                    compliance with risk-based capital guidelines, increased costs, and payments free and clear of withholding taxes).

COUNSEL TO
----------
THE ADMINISTRATIVE
------------------
AGENT:              Sidley & Austin.
-----

GOVERNING LAW:      New York.
-------------